Exhibit 10.35

Executive Employment
And
Severance/Non-Compete Agreement

     In this Executive Employment and Severance/Non-Compete Agreement dated as of October      , 2002 (the “Agreement”), Sears, Roebuck and Co., including its subsidiaries (collectively referred to as “Sears”), and Gerald F. Kelly, Jr. (“Executive”), intending to be legally bound and for good and valuable consideration, agree as follows:

     1.     Employment Period.

     (a)  Sears hereby agrees to employ the Executive, and the Executive hereby accepts such employment, pursuant to the terms and conditions set forth in this Agreement, for a period commencing on October      , 2002 (the “Commencement Date”) and ending on October      , 2005, unless terminated earlier as provided herein (the “Initial Employment Period”), provided that the Initial Employment Period, upon mutual agreement of Sears and Executive, shall be extended for successive one (1) year periods (“Additional Periods”) unless terminated earlier as provided herein or a party gives written notice to the other party of non-extension at least ninety (90) days prior to the end of the Initial Employment Period or the then Additional Period. A notice of non-extension by Sears shall be deemed a termination without Cause as of the end of the then Initial Employment Period or Additional Period or such earlier date after notice as the Executive shall elect. A notice of non-extension by Executive shall be deemed a voluntary termination. The period of Executive’s actual employment hereunder after the Commencement Date shall be referred to herein as the “Employment Period.”

     2.     Position and Duties.

     (a)  During the Employment Period, the Executive shall be employed as Senior Vice President and Chief Information Officer – Sears, Roebuck and Co. reporting to the Executive Vice President and Chief Financial Officer of Sears, Roebuck and Co.

     (b)  The Executive shall devote his full business time, attention and best efforts to his duties and responsibilities hereunder and shall comply with Sears written rules and policies including, without limitation, Sears Code of Conduct. It shall not be a violation of this section for the Executive to (i) manage his personal investments, (ii) be involved in charitable, civic and professional activities, provided that the activities referred to in subparts (i) through (ii) do not interfere with the performance of the Executive’s responsibilities as an employee of Sears or violate Sears written rules and policies. In the event the President and Chief Executive Officer of Sears notifies Executive in writing that any such activity presents a conflict, or an appearance of a conflict of interest with Sears, or violates Sears written rules and policies, the Executive shall cease the activity as soon as reasonably practicable.

     3.     Salary, Bonus and Benefits.

     (a)  During the Employment Period, the Executive shall receive an annual base salary of $400,000.00 with periodic increases based upon performance (“Annual Base

Salary”). The Annual Base Salary shall be payable pursuant to Sears normal payroll practices.

     (b)  Executive shall receive a one-time sign-on bonus payable within 30 days after Agreement is executed in the amount of $50,000.00, less applicable withholding taxes and any legal deductions.

     (c)  During the Employment Period, Executive shall be eligible for an annual bonus consisting of payments made under the Annual Incentive Compensation Plan or any successor annual incentive program. The Executive’s annual target incentive opportunity shall be equal to 80% of base salary and shall be increased or reduced in accordance with the pay-out formula if established target performance goals are exceeded or not met, except for the 2002 annual incentive payable in 2003, for which Executive is guaranteed an annual incentive award of no less than 50% of his annual incentive target. The annual incentive performance objective for Executive’s position may be based on a combination of earnings per share and business financial performance, as well as other relevant strategic or operational goals. Any incentive earned will be paid typically by March 15 of the year following the end of the performance cycle.

     (d)  During the Employment Period, the Executive will be an eligible participant in the Long-Term Performance Incentive Program, as conformed and restated through August 14, 2002 and subject to the terms and conditions of the Long-Term Performance Incentive Program.

     (e)  During the Employment Period, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs made available to Sears senior level executives or its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, pension, savings, and other retirement plans or programs, medical, dental, hospitalization, short-term disability, long term-disability and life insurance plans, travel accident insurance, vacation, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by Sears, including plans that supplement the above-listed types of plans or programs, whether funded or unfunded.

     (f)  During the Employment Period, Executive shall participate in all benefits and perquisites available to senior executives of Sears at levels, and on terms and conditions, that are commensurate with his position and responsibilities at Sears.

     (g)  Executive shall be eligible for relocation assistance benefits in accordance with the relocation program and that are provided to senior executives of Sears, including reimbursement for temporary living expenses and the purchase of Executive’s home, if required.

     4.     Equity Awards.

     (a)  As soon as practical following the commencement of employment with Sears, Executive shall be granted a non-qualified stock option for 20,000 shares of common stock of Sears that will vest in three equal installments from the date of grant as follows: 6,666 shares will vest one year from the date of grant; 6,666 shares will vest two years from the date of grant; and 6,668 shares will vest three years from the date of grant.

     (b)  As soon as practical following the commencement of employment with Sears, Executive shall be granted 20,000 shares of restricted stock that will vest if he is actively employed by Sears on the third year anniversary of the grant date.

     (c)  As soon as practical following the commencement of employment with Sears, Executive shall be granted 11,000 performance shares as part of the Sears Long-Term Incentive Program (“LTPIP”). In accordance with the terms of the LTPIP, these performance shares may entitle a participant to an equal, lower or higher number of Sears shares depending on performance measured against strategic goals, relative stock price performance, and continuing eligibility as part of the Executive leadership team.

     5.     Severance Pay.

     (a)  Should Executive be involuntarily terminated from Sears during the Employment Period for any reason other than Cause (as defined below in Section 6(b)), death, total and permanent disability, or voluntary retirement, and other than a Change in Control Termination (as defined below in Section 6(b)), Sears agrees to pay, in lieu of any salary or bonus that Executive may be entitled to during the Employment Period pursuant to Section 3, severance, subject to the provisions of Sections 12(e) and 16 herein, to Executive in an amount equal to: (i) an annual bonus, based on actual results for the year in which active employment ends, pro rata through the date active employment ends, plus (ii) one (1) year of salary continuation, which will include annual base salary plus annual bonus at target as determined for the year in which active employment ends. Any such annual bonus amounts shall be paid at the same time as the annual bonus for that year is paid to Sears executives generally. The “annual bonus” consists of payments made under the Annual Incentive Compensation Plan or any successor annual incentive program. A lump sum payment will be made for any vacation benefits that accrued prior to the end of active employment. No vacation will accrue after the date active employment ends. All salary continuation payments, benefits and annual bonus payments will terminate and forever lapse if Executive is employed by a “Sears Competitor” as defined in Section 12(b) herein.

     (b)  During the salary continuation period, Executive will be placed on a leave of absence status and be entitled to all benefits (other than as specified above) for which Executive was eligible to participate prior to the end of active employment, with the exception of Long-Term Disability, Flexible Spending Accounts and (if applicable) financial planning. Executive and eligible dependents shall be entitled to continue to participate in medical and dental plans to the same extent and on the same cost-sharing basis as if Executive’s employment with Sears had continued during such period. However, in the event Executive becomes employed by another employer and is covered by such employer’s health benefits plan or program, the medical and dental benefits provided by Sears hereunder shall be secondary to such employer’s health benefits plan or program in accordance with the terms of Sears health benefit plans.

     (c)  Any stock options, stock appreciation rights, or restricted stock, except as otherwise provided for herein, granted to Executive prior to the date active employment ends, will continue to vest during the salary continuation period. Executive shall have the right to exercise any outstanding and fully vested stock option, stock appreciation right, or other exercisable equity-based award in accordance with its respective grant letter. Any restricted stock grant that has not yet vested by the end of the salary continuation period will be governed by the terms of its respective grant letter.

     (d)  At the beginning of the salary continuation period, Executive will be immediately eligible for outplacement services at Sears expense. Sears and Executive will mutually agree on which outplacement firm, among current vendors used by Sears, will provide these services. Such services will be provided for up to one (1) year from the beginning of the salary continuation period or until employment is obtained, whichever occurs first.

     6.     Change in Control.

     (a)  Sears shall pay to Executive, and Executive shall be entitled to receive, the Change in Control Severance Pay described in Section 7, if Executive’s employment is terminated under the circumstances described below (a “Change in Control Termination”), provided, however, that notwithstanding the foregoing, a termination by reason of death, disability or voluntary retirement, by Sears for Cause, or by the Executive without Good Reason, shall not be deemed to be a Change in Control Termination.

     (b)  For purposes of this Agreement, the following terms shall have the definitions as set forth below:

(i) “Change in Control Termination” means the termination of Executive’s employment with Sears and all of its subsidiaries which is:

(1) on the day of, or within 24 months after, the occurrence of a Change in Control, as such term is defined in Appendix A;

(2) prior to a Change in Control but at the request of any third-party participating in or causing the Change in Control;

(3) by Sears without Cause during a “Potential Change in Control Period” (as defined below), provided that a Change in Control occurs before the Potential Change in Control Period lapses; or

(4) by Executive for Good Reason during a Potential Change in Control Period, provided that a Change in Control occurs before the Potential Change in Control Period lapses;

(The parties agree and understand that a termination described in Section 5(a) during a Potential Change in Control Period may later become a Change in

Control Termination and entitle the Executive to any additional benefits set forth in Section 6(a).)

(ii) “Cause” shall mean (1) a material breach by Executive (other than a breach resulting from Executive’s incapacity due to a mental or physical disability) of Executive’s duties and responsibilities (which upon a Change in Control, shall not differ (except with the consent of Executive) in any material respect from Executive’s duties and responsibilities during the ninety (90) day period immediately prior to the Change in Control or any Potential Change in Control Period during which a Change in Control occurs), which breach is demonstrably willful and deliberate on Executive’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of Sears and is not remedied in a reasonable period of time after receipt of written notice from Sears specifying such breach, (2) the commission by Executive of a felony involving moral turpitude, or (3) dishonesty or willful misconduct in connection with Executive’s employment; and

(iii) “Good Reason” shall mean a significant reduction in Executive’s responsibilities, title, annual base salary, annual incentive compensation target or long-term incentive compensation opportunity from those in effect immediately prior to the Change in Control (or to the Potential Change in Control Period during which the Change in Control occurs), or Executive’s mandatory relocation to an office more than 50 miles from the primary location at which Executive is required to perform Executive’s duties immediately prior to the Change in Control (or to the Potential Change in Control Period during which the Change in Control occurs), and which reduction or relocation is not remedied in a reasonable period of time (which shall not be greater than thirty (30) days) after receipt of written notice from Executive specifying that “Good Reason” exists for purposes of this Agreement. “Good Reason” shall also include failure of a successor company to assume or fulfill the obligations under this Agreement, including the prompt payment of any amounts due to Executive hereunder.

(iv) “Potential Change in Control Period” shall commence upon the occurrence of a “Potential Change in Control” (as defined below) and shall lapse immediately following the first to occur of (a) a Change in Control, or, (b) the one-year anniversary of the occurrence of a Potential Change in Control.

(v) “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following subsections shall have occurred:

(1) Sears enters into an agreement the consummation of which would result in the occurrence of a Change in Control;

(2) Sears or any other party publicly announces an intention to take or consider taking actions which, if consummated, would constitute a Change in Control,

(3) there occurs an acquisition of 15% of Sears shares or other voting securities that meets the criteria (other than the 20% ownership threshold) set forth in Section (a) of the definition of “Change in Control” in Appendix A, or

(4) the Board adopts a resolution to the effect that, for purposes of this agreement, a Potential Change in Control has occurred.

     (c)  Executive acknowledges that Sears shall have the right to propose modifications to the subparagraphs defining a “Change in Control” Appendix A and “Good Reason” 6(b)(iii). Executive shall have sixty (60) days to object in writing to the Senior Vice President of Sears Human Resources Department as to any proposed modification to these subparagraphs. The final decision as to any modification to which Executive makes a timely objection will be at the sole discretion of Sears. Modifications shall be proposed only if the conditions set forth in the then current Appendix A are not present and may not be proposed during a Potential Change in Control Period. The right to make modifications under this subparagraph shall expire and lapse upon the occurrence of a Change in Control event as defined in the then current Appendix A.

     (d)  This Agreement will automatically terminate and its provisions and covenants will become null and void twenty-four (24) months after the occurrence of a Change in Control.

     7.     Change in Control Severance Pay.

     (a)  In the event of a Change in Control Termination, Sears agrees to pay Executive’s base salary and annual bonus at target, pro rata through the date of the Change in Control Termination, plus severance pay equal to one (1) multiplied by the sum of (i) Executive’s annual base salary in effect at the date of the Change in Control Termination or, if greater, immediately prior to the Change in Control or the Potential Change in Control Period during which the Change in Control occurs, plus (ii) Executive’s annual bonus at target as determined for the year in which termination occurs. Such amounts will be paid in an undiscounted lump sum within thirty (30) days of Change in Control Termination.

     (b)  During the one (1) year period following the Change in Control Termination, Executive will be placed on a leave of absence status and be entitled to all benefits for which Executive is eligible to participate, as provided in section 5 (b) above.

     (c)  Any stock options, stock appreciation rights, or restricted stock that were outstanding immediately prior to the Change in Control Termination shall, to the extent not then vested, fully vest as of the date of the Change in Control Termination. Executive shall have the right to exercise any outstanding stock option or stock appreciation right until the expiration date of such stock option or stock appreciation right as set forth in its respective grant letter.

     (d)  Executive’s stock options and any restricted stock awards will continue to vest during the salary continuation period, in accordance with the terms of their respective grant letters.

     (e)  Executive shall be entitled to outplacement benefits as described in Section 1(d), above.

     8.     Gross-Up Payment.

     (a)  If, for any reason, the Total Payments (as defined below) will be subject to excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor or similar provision (“Excise Tax”), Sears shall pay to Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments. The Total Payment will be subject to Excise Tax if any or all of the Total Payment is deemed to be “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code or any successor or similar provision.

     (b)  For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rate in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate in the state and locality of Executive’s residence on the date on which the Gross-Up Payment is calculated, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

     (c)  “Total Payments” is defined as any or all of the amounts payable to Executive under this Agreement, after deduction of all applicable federal, state and local income and employment taxes (except for Excise Taxes, as defined above) including such amounts that are in the nature of compensation paid or payable by Sears or any of its subsidiaries in connection with a Change in Control.

     9.     Non-Disparagement. Executive will not take any action detrimental to the interests of Sears or its affiliates, make derogatory statements, either written or oral to any third party, or otherwise publicly disparage Sears, its products, services, or present or former employees, officers or directors, and will not authorize others to make derogatory or disparaging statements on Executive’s behalf.

     10.     Intellectual Property Rights. Executive acknowledges that Executive’s development, work or research on any and all inventions or expressions of ideas, patentable or not, hereafter made or conceived solely or jointly within the scope of employment at Sears, provided such invention or expression of an idea relates to the business of Sears, or relates to Sears actual or demonstrably anticipated research or development, or results from any work performed by Executive for or on behalf of Sears, are hereby assigned to Sears, including Executive’s entire rights, title and interest. Executive will promptly disclose such invention or expression of an idea to Executive’s management and will, upon request, promptly execute a specific written assignment of title to Sears. If Executive currently holds any inventions or expressions of an idea, regardless of whether they were published or filed with the U.S. Patent and Trademark Office, or is under contract to not so assign, Executive will list them on the last page of this Agreement.

     11.     Confidentiality of Employment Terms. Executive agrees that the existence and terms of the Agreement, including the compensation paid to Executive, and discussions with Sears on this Agreement, shall be considered confidential and shall not be disclosed or communicated in any manner except: (a) as required by law; or (b) to Executive’s spouse or financial/legal advisors, all of whom shall agree to keep such information confidential.

     12.     Protective Covenants. Executive acknowledges that this Agreement provides for additional consideration beyond what Sears is otherwise obligated to pay. In consideration of the opportunity for severance benefits and special payments specified above, and other good and valuable consideration, Executive agrees to the following:

     (a)  Non-Disclosure of Confidential Information. Executive acknowledges that as a result of Executive’s position at Sears, Executive has learned or developed, or will learn or develop Sears Confidential Information. “Sears Confidential Information” means trade secrets and non-public information which Sears designates as being confidential or which, under the circumstances surrounding disclosure, should be treated as confidential, including, without limitation, any information received in confidence or developed by Sears, its long and short term goals, vendor and supply agreements, databases, methods, programs, techniques, business information, financial information, marketing and business plans, proprietary software, personnel information and files, client information, pricing, and other information relating to the business of Sears that is not known generally to the public or in the industry and is of value to Sears.

(i) Executive agrees that he will not during the Employment Period or thereafter, except as Sears may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon or publish any Sears Confidential Information until such time as the information becomes publicly known through a source other than Executive.

(ii) Executive understands that if he possesses any proprietary information of another person or company as a result of prior employment or otherwise, Sears expects and requires that he will honor any and all legal obligations that he has to that person or company with respect to proprietary information, and that he will refrain from any unauthorized use or disclosure of such information.

     (b)  Non-Competition. Executive acknowledges that as a result of Executive’s position at Sears, Executive has learned or developed, or will learn or develop, Sears Confidential Information and that use or disclosure of such Confidential Information is likely to occur if Executive were to render advice or services to any Sears Competitor.

(i) Therefore, for one (1) year from Executive’s last day of active employment, whether or not Executive receives Severance Pay, Executive will not, directly or indirectly, aid, assist, participate in, consult with, render services for, accept a position with, become employed by, or otherwise enter into any relationship with (other than having a passive ownership interest in) any Sears Competitor.

(ii) For purposes of this Agreement, “Sears Competitor” means

(1) Those companies listed on Appendix B, each of which Executive acknowledges is a Sears Competitor, whether or not it falls within the categories in (2), below, and further acknowledges that this is not an exclusive list of Sears Competitors and is not intended to limit the generality of subsection 12(b)(ii)(2), below, and

(2) Any party (A) engaged in any retail business (whether in a department store, specialty store, discount store, direct marketing, or electronic commerce or other business format), that consists of selling furniture, appliances, electronics, hardware, auto parts and/or apparel products, or providing home improvement, product repair, home services, and/or auto repair services, with combined annual gross sales in excess of $500 million, (B) engaged in any credit card or other consumer financial services business, with managed assets in excess of $5 billion, (C) any vendor with combined annual gross sales of services or merchandise to Sears in excess of $100 million, or (D) a party engaged in any other line of business, in which Sears has commenced business prior to the end of Executive’s active employment, with Sears having annual gross sales in that line of business in excess of $50 million.

(iii) Executive acknowledges that Sears shall have the right to propose modifications to Appendix B periodically to include (1) emergent Competitors in Sears existing lines of business and (2) Competitors in lines of business that are new for Sears. Executive shall have sixty (60) days to object in writing to the Senior Vice President of Sears Human Resources Department to any proposed modifications to Appendix B. The final decision as to any modification to which Executive makes a timely objection will be at the sole discretion of Sears.

(iii)	Executive further acknowledges that Sears does business throughout the United States, Puerto Rico and Canada and that this non-compete provision applies in any state of the United States, Puerto Rico or province of Canada in which Sears does business.

(d) Non-Solicitation of Employees. During Executive’s employment with Sears and for one (1) year thereafter, Executive shall not, directly or indirectly, solicit or encourage any person to leave her/his employment with Sears or assist in any way with the hiring of any Sears employee by any other business.

     (c)  Request for Information. Executive will provide Sears with such information as Sears may from time to time request to determine Executive’s compliance with this Agreement. Executive authorizes Sears to contact Executive’s future employers and other entities with which Executive has any business relationship to determine Executive’s compliance with this Agreement or to communicate the contents of this Agreement to such employers and entities. Executive releases Sears, its agents and employees, from all liability for any damage arising from any such contacts or communications.

     (d)  Acknowledgment. Executive agrees that the restrictions set forth in this Section 12 are necessary to prevent the use and disclosure of Sears Confidential Information and to otherwise protect the legitimate business interests of Sears. Executive further agrees and acknowledges that the provisions of this Agreement are reasonable.

     (e)  Release and Waiver. Upon the termination of Executive’s employment by either party, Executive will execute a binding General Release and Waiver of claims in a form to be provided by Sears, which is incorporated by reference herein. This General Release and Waiver will be in a form similar to the attached sample. If the General Release and Waiver is not signed or is signed but subsequently revoked, Executive will not receive Severance Pay (if any) or any other benefits due under this Agreement.

     (g)  Waiver of Non-Competition Provisions. Executive may request (i) a waiver of the non-competition provisions of this Agreement or (ii) that the time frame in Section 12(b), above, commence during Executive’s continued employment with Sears, by written request to the Chief Executive Officer of Sears or the equivalent. Such a request will be given reasonable consideration and may be granted, in whole or in part, or denied at Sears’ absolute discretion.

     13.     Return of Sears Property. All documents and other tangible property, which relate to the business of Sears are the exclusive property of Sears, even if Executive authored or created them. Executive agrees to return all such documents and tangible property to Sears upon termination of employment or at such earlier time as Sears may request him to do so.

     14.     Other Employment. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of any compensation or benefits payable to Executive hereunder; and except as specifically provided in paragraphs (a) and (b) of Section 5 and Sections 12(e) and 16, such compensation and benefits shall not be reduced whether or not Executive obtains other employment.

     15.     Cooperation with Sears. Executive agrees, without receiving additional compensation, to fully and completely cooperate with Sears, both during and after the period of active employment, in all investigations, potential litigation or litigation in which Sears is involved or may become involved. Sears will reimburse Executive for reasonable travel and out-of-pocket expenses.

     16.     Conflict of Interest. During Executive’s employment, neither Executive nor members of Executive’s immediate family will have financial investments or other interests or relationships with Sears customers, suppliers or competitors which might impair Executive’s independence of judgment on behalf of Sears. Executive also agrees not to engage in any competitive activity against Sears and will avoid any outside activity that could adversely affect the independence and objectivity of Executive’s judgment, interfere with the timely and effective performance of Executive’s duties and responsibilities to Sears, discredit Sears or otherwise conflict with Sears best interests.

     17.     Acting as a Witness, Consultant or Expert. Executive agrees that both during and after the period of active employment with Sears, Executive will not voluntarily act as a witness, consultant or expert for any person or party in any action against or involving Sears or any corporate relative of Sears, unless subject to judicial enforcement to appear as a fact witness only.

     18.     Effect of Breach on Payments. In the event of a breach by Executive of any of the provisions of this Agreement, including but not limited to the non-disparagement provision (Section 9 herein), and the non-competition provisions (Section 12 herein) of this Agreement, Sears obligation to make salary continuation or any other payments under this Agreement will immediately cease.

     19.     Severability or Modification of Provisions. If any provision(s) of this Agreement shall be found invalid, illegal, or unenforceable, in whole or in part, then such provision(s) shall be deemed to be modified or restricted so as to effectuate as nearly as possible in a valid and enforceable way the provisions hereof, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted or as if such provision(s) had not been originally incorporated herein, as the case may be.

     20.     Governing Law. This Agreement will be governed under the internal laws of the state of Illinois. Executive agrees that the state and federal courts located in the state of Illinois shall have exclusive jurisdiction in any action, suit or proceeding based on or arising out of this Agreement, and Executive hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to the service of process in connection with any action, suit, or proceeding against Executive; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, venue or service of process.

     21.     Waiver of Jury Trial. Executive agrees to waive any right to a jury trial on any claim contending that this Agreement or the General Release and Waiver is illegal or unenforceable in whole or in part, and Executive agrees to try any claims brought in a court or tribunal without use of a jury or advisory jury. Further, should any claim arising out of Executive’s employment or termination of employment be found by a court or tribunal of competent jurisdiction to not be released by the General Release and Waiver, Executive agrees to try such claim to the court or tribunal without use of a jury or advisory jury.

     22.     Employment At-Will. Executive acknowledges that Executive’s employment with Sears is terminable “at-will” by either party with or without cause and with or without notice. Nothing in this Agreement prevents or limits Executive’s right to terminate employment at any time for any reason, and nothing in this Agreement prevents or limits Sears from terminating Executive’s employment at any time for any reason. Executive understands and agrees that there exist no promises or guarantees of permanent employment or employment for any specified term by Sears.

     23.     Tax Withholding. All compensation paid or provided to Executive under this Agreement shall be subject to any applicable federal, state or local income and employment tax withholding requirements.

     24.     Superseding Agreement. If any provision of this Agreement conflicts with any other agreement, policy, plan, practice or other Sears document, then the provisions of this Agreement will control. Executive shall not be eligible for any benefits under the Sears Transition Pay Plan or any successor severance plan or program. This Agreement will supersede any prior agreement between Executive and Sears with respect to the subject matter contained herein and may be amended only by a writing signed by an authorized officer of Sears.

     25.     Assignment of Rights. Sears may assign its rights under this Agreement to any successor in interest, whether by merger, consolidation, sale of assets, or otherwise. This Agreement shall be binding whether it is between Sears and Executive or between any successor or assignee of Sears and Executive.

     26.     Executed in Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute a valid and binding agreement.

     27.     Irreparable Harm. Executive acknowledges that irreparable harm would result from any breach or threatened breach by Executive of the provisions of this Agreement, and monetary damages alone would not provide adequate relief for any such breach. Accordingly, if Executive breaches this Agreement, injunctive relief in favor of Sears is proper without the necessity of Sears posting bond. Moreover, any award of injunctive relief shall preclude Sears from seeking or recovering any lawful compensatory damages which may have resulted from a breach of this Agreement, including a forfeiture of any future payments and a return of any payments already received by me.

     28.     Entire Agreement. Executive understands that this Agreement contains the entire agreement and understanding between Sears and Executive with respect to the provisions contained in this Agreement, and that no representations, promises, agreements, or understandings, written or oral, related thereto which are not contained in this Agreement will be given any force or effect. No change or modification of this Agreement will be valid or binding unless it is in writing and signed by the party against whom the change or modification is sought to be enforced. Executive further understands that even if Sears waives or fails to enforce any provision of this Agreement in one instance, that will not constitute a waiver of any other provisions of this Agreement at this time, or a waiver of that provision at any other time.

IN WITNESS WHEREOF, Executive and Sears, by its duly authorized representative, have executed this Agreement effective as of the date set forth below.

SEARS, ROEBUCK AND CO.

/s/Gerald F. Kelly, Jr.	By:	/s/Greg A. Lee

Gerald F. Kelly, Jr.

September 28, 2002	October 1, 2002

Date	Date

A “change in control” or “Change in Control” shall mean:

     (a)  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding common shares of the Company (the “Outstanding Company Common Shares”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege); (ii) any acquisition by the Company or any of its subsidiaries; (iii) any acquisition by any employee benefit plan (or any related trust) sponsored or maintained by the Company of any of its subsidiaries; or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of (c) below are satisfied; or

     (b)  Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Board”) (as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used under Section 14 of the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

     (c)  Consummation of a reorganization, merger or consolidation unless, following such reorganization, merger or consolidation, (i) more than 60% of, respectively, the then outstanding common shares of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Shares and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any of its subsidiaries, any employee benefit plan (or related trust) sponsored or maintained by the Company, any of its subsidiaries or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the

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Outstanding Company Common Shares or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding common shares of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

     (d)  Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

     (e)  Consummation of the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (i) more then 60% of, respectively, the then outstanding common shares of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Shares and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any of its subsidiaries, and any employee benefit plan (or related trust) sponsored or maintained by the Company, any of its subsidiaries or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company Common Shares or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding common shares of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

     For purposes of the foregoing definition of “Change in Control”, a “subsidiary” of the Company shall mean any corporation in which the Company, directly or indirectly, holds a majority of the voting power of such corporation’s outstanding shares of capital stock.

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